Exhibit E

Execution

COORDINATION AGREEMENT

This Coordination Agreement (this “Agreement”) is made and entered into effective as of October 11, 2016 (the “Effective Date”), by and among (i) NGP Centennial Follow-On LLC, a Delaware limited liability company (“Follow-On”), (ii) NGP X US Holdings, L.P., a Delaware limited partnership (“Holdings” and together with Follow-On and Holdings, each an “NGP Party” and collectively the “NGP Parties”), and (iii) CP VI-A Centennial, L.P., a Delaware limited partnership (the “Carlyle Party”). Each NGP Party and the Carlyle Party are sometimes hereinafter referred to individually as a “Party” and collectively as the “Parties.”

W I T N E S S E T H

WHEREAS, reference is made to that certain (i) Contribution Agreement dated as of July 6, 2016 by and among the Follow-On, Centennial Resource Production, LLC, a Delaware limited liability company (“CRP”), Centennial Resource Development, LLC, a Delaware limited liability company, Celero Energy Company, LP, a Delaware limited partnership (“Celero”), and New Centennial, LLC, a Delaware limited liability company (as amended by that certain Amendment No. 1 to Contribution Agreement dated July 29, 2016 and as may be further amended or supplemented from time to time, the “Contribution Agreement”), (ii) Redemption Agreement dated as of the date hereof by and between Follow-On and Carlyle Partners VI Centennial Holdings, L.P., a Delaware limited partnership (the “Redemption Agreement”), and (iii) Amended and Restated Registration Rights Agreement dated as of the date hereof by and among Centennial Resource Development, Inc. (f/k/a Silver Run Acquisition Corporation), a Delaware corporation, Silver Run Sponsor, LLC, a Delaware limited liability company, Centennial Resource Development, LLC, a Delaware limited liability company, Follow-On, Celero and certain other party thereto (the “Registration Rights Agreement”);

WHEREAS, in connection with the transactions contemplated by the Contribution Agreement, and pursuant to the Redemption Agreement and other related transactions, the Carlyle Party received shares of Class A Common Stock of Centennial Resource Development, Inc. (f/k/a Silver Run Acquisition Corporation), a Delaware corporation (the “Common Stock”); and

WHEREAS, in connection with the execution and delivery of the Redemption Agreement by Follow-On, the Parties have agreed to certain sale restrictions applicable to the shares of Common Stock held by the Carlyle Party as set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

Agreements Related to Common Stock

Section 1.1 Sale Restrictions. Other than as set forth in Section 1.2, the Carlyle Party hereby agrees that until the termination of this Agreement in accordance with Section 2.1, the Carlyle Party will not, other than to its affiliates, (a) offer, sell, contract to sell, pledge or otherwise dispose of directly or indirectly any shares of Common Stock or securities convertible into or exchangeable or exercisable for any shares of Common Stock, (b) enter into a transaction which would have the same effect, or (c) enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of shares of Common Stock, in each case (i) whether any such aforementioned transaction is to be settled by delivery of shares of Common Stock or such other securities, in cash or otherwise and (ii) solely with respect to any Common Stock received by the Carlyle Party or its affiliates with respect to its indirect ownership of equity interests of CRP immediately prior to the date hereof. Any of the foregoing are referred to as a “Transfer” for purposes of this Agreement, and “Transferred” has a corresponding meaning.

Section 1.2 Permitted Sales. At any time an NGP Party or any affiliate of an NGP Party desires to Transfer any shares of its Common Stock during the term of this Agreement (each, a “NGP Sale”), the NGP Parties shall provide written notice to the Carlyle Party as soon as practicable and in any event at least one business day prior to the date of such NGP Sale (or, in respect of any NGP Sale resulting from the exercise of any demand or piggyback rights pursuant to the Registration Rights Agreement, as soon as practicable and in any event one business day prior to the delivery of any notice of exercise thereof in accordance with the Registration Rights Agreement). Notwithstanding anything to the contrary in Section 1.1, the Carlyle Party shall be permitted to Transfer in the aggregate at the time of any such NGP Sale, or as soon as practicable thereafter, a number of shares of Common Stock equal to the product of (a) the number of shares of Common Stock then held by the Carlyle Party and (b) the NGP Sale Percentage. For purposes of this Section 1.2, “NGP Sale Percentage” shall mean, with respect to any NGP Sale, the fraction, expressed as a percentage, obtained by dividing (a) the number of shares of Common Stock proposed to be Transferred by all of the NGP Parties and its affiliates in such NGP Sale divided by (b) the aggregate number of shares of Common Stock held by all of the NGP Parties and its affiliates immediately prior to giving effect to such NGP Sale. In the event the number of shares of Common Stock to be Transferred by the NGP Parties and their affiliates in any NGP Sale is reduced for any reason, the number of shares of Common Stock permitted to be Transferred by the Carlyle Party pursuant to this Section 1.2 shall be proportionately reduced.

ARTICLE II

Miscellaneous

Section 2.1 Term; Termination. The term of this Agreement shall commence on the date hereof and shall continue until such time as the NGP Parties cease to hold any shares of Common Stock and any equity interests in CRP.

Section 2.2 Notices. All notices, communications and deliveries hereunder shall be made in writing signed by or on behalf of the Party making the same and shall be delivered by registered or certified mail (return receipt requested) or by any national overnight courier service (with postage and other fees prepaid) as follows:

If to any NGP Party, to:

c/o NGP X US Holdings, L.P.

5221 N. O’Connor Blvd., Suite 1100

Irving, TX 75039

Attention:

If to the Carlyle Party, to:

c/o The Carlyle Group

1001 Pennsylvania Avenue N.W., Suite 220S

Washington, DC 20004

Attention: Gregory Nikodem

Section 2.3 Expenses. All legal, accounting, and other costs and expenses incurred by a Party in connection with this Agreement and the transactions contemplated hereby, including attorneys’ fees, shall be borne by the Party incurring such fees.

Section 2.4 Entire Agreement; Amendment. This Agreement represents the entire agreement among the Parties with respect to the subject matter hereof, and may be amended only by a written instrument signed by each of the Parties.

Section 2.5 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective heirs, personal representatives, successors and assigns. This Agreement shall not be assignable by either Party without the prior written consent of the non-assigning Party; provided that, if Carlyle Transfers any of its Common Stock to an affiliate pursuant to Section 1.1, such affiliate shall agree to be bound by the restrictions set forth in this Agreement, whereupon such affiliate will be deemed a “Carlyle Party” for all purposes hereunder.

Section 2.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Any facsimile or pdf copies hereof or signature hereon shall, for all purposes, be deemed originals.

Section 2.7 Further Assurances. The Parties hereto each agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

Section 2.8 Waiver. Any Party’s failure to enforce any provision of this Agreement will not in any way be construed as a waiver of any such provision, nor prevent such Party thereafter from enforcing each and every other provision of this Agreement. The rights granted to the Parties herein are cumulative and will not constitute a waiver of any Party’s right to assert all other legal remedies available to it under the circumstances.

Section 2.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any conflict or choice of law provision that

Section 2.10 No Third-Party Beneficiaries. This Agreement is solely for the benefit of the Parties and their respective successors or permitted assigns, and it is not the intention of the Parties to confer any rights upon any third parties.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

NGP CENTENNIAL FOLLOW-ON LLC

By:	NGP X US Holdings, L.P., its managing member

By:	NGP X Holdings GP, L.L.C., its general partner

By:	/s/ Tony R. Weber
Name:	Tony R. Weber
Title:	Authorized Person

NGP X US HOLDINGS, L.P.

By:	NGP X HOLDINGS GP, L.L.C., its general partner

By:	/s/ Tony R. Weber
Name:	Tony R. Weber
Title:	Authorized Person

SIGNATURE PAGE TO

COORDINATION AGREEMENT

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

NGP CENTENNIAL FOLLOW-ON LLC

By:	NGP X US Holdings, L.P., its managing member

By:	NGP X Holdings GP, L.L.C., its general partner

By:	/s/ Tony R. Weber
Name:	Tony R. Weber
Title:	Authorized Person

NGP X US HOLDINGS, L.P.

By:	NGP X HOLDINGS GP, L.L.C., its general partner

By:	/s/ Tony R. Weber
Name:	Tony R. Weber
Title:	Authorized Person

CP VI-A CENTENNIAL, L.P.

By:	TC Group VI S1, L.P., its general partner

By:	TC Group VI S1, L.L.C., its general partner

By:	/s/ David B. Pearson
Name:	David B. Pearson
Title:	Authorized Person

SIGNATURE PAGE TO

COORDINATION AGREEMENT